EXHIBIT 99.1

CERTIFICATION

The undersigned hereby certifies, for the purposes of Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002, in his capacity as the Chairman of the Benefits Administrative Committee of GlobalSantaFe Corporation (“GlobalSantaFe”), that, to his knowledge:

•	the Annual Report for the GlobalSantaFe 401(K) Retirement Savings Plan (the “Plan”) on Form 11-K for the period ended December 31, 2002, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and
•	the information contained in such report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits of the Plan.

Date: July 14, 2003	By:	/s/ MICHAEL R. DAWSON
Michael R. Dawson Chairman Benefits Administrative Committee

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code) has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), in accordance with the procedures provided for by the Securities and Exchange Commission in Release No. 33-8212 for treatment as a document “accompanying” the Annual Report on Form 11-K to which it relates, and is not being filed as part of the Report or as a separate disclosure document. This certificate shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this certificate be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be set forth by specific reference in such a filing.